Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kaspien Holdings Inc.:

We consent to the use of our report dated June 15, 2020, with respect to the consolidated balance sheets of Trans World Entertainment Corporation, now known as Kaspien Holdings Inc., as of February 1, 2020 and February 2, 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the fiscal years in the two-year period ended February 1, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report, dated June 15, 2020, contains an explanatory paragraph that states that Trans World Entertainment Corporation, now known as Kaspien Holdings Inc., continues to experience recurring losses and negative cash flows from operations, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report also contains an explanatory paragraph that refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Albany, New York
February 9, 2021